 Bank of America Prices Euro Offering

October 16, 2003

Reporters May Contact
Eloise Hale, Bank of America, 1.704.387.0013
eloise.hale@bankofamerica.com

                                                     Bank of America Prices Euro Offering

Charlotte & London - Bank of America Corporation today priced €1.5 billion ($1.7 billion equivalent) in fixed-rate senior notes for distribution primarily in Europe.

The notes bear interest at 4 1/4 percent per annum, payable annually on October 21 with the first interest payment on October 21, 2004. The notes mature on October 21, 2010.

These notes will be sold through managers led by Banc of America Securities Limited and include Banco Bilbao Vizcaya Argentaria, S.A., Barclays Capital, BNP PARIBAS, Credit Suisse First Boston, Dresdner Kleinwort Wasserstein, DZ Bank AG, Landesbank Baden Württemburg, MPS Finance Banca Mobiliare S.p.A., Rabobank International, London Branch, Santander Central Hispano, Royal Bank of Scotland, WestLB AG. Closing is scheduled for October 21, 2003.

The debt issue is part of a shelf registration for corporate debt and other securities previously declared effective by the Securities and Exchange Commission. Bank of America intends to list the notes on the Luxembourg Stock Exchange.

Proceeds from the issue will be used for general corporate purposes.

Banc of America Securities Limited will act as stabilization manager. Stabilization will be conducted in accordance with applicable laws including FSA/IPMA.

Bank of America stock (ticker: BAC) is listed on the New York, Pacific, and London exchanges and certain shares are listed on the Tokyo Stock Exchange.

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